Exhibit 99.3

[Sevcon Company Letterhead]

Dear xxxxx

You are a valued [supplier] [customer] to us, and we are contacting you with some great news about the future direction of Sevcon.

On July 17, we announced that BorgWarner Inc. and Sevcon had entered into an agreement providing for the acquisition of Sevcon by BorgWarner.

BorgWarner (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 62 locations in 17 countries, the company employs approximately 27,000 worldwide.

We are excited by the prospect of joining BorgWarner and the opportunities it brings. We hope that the substantial resources and market presence of the BorgWarner organisation will benefit our commercial relationships.

We anticipate the merger being complete in the fourth calendar quarter of this year; however the closing is subject to various conditions. We will continue to operate the business in the normal course. Any questions you may have can be directed to me through your normal channels.

Thank you very much for your continued support.

Very best

Matt Boyle

President and CEO

* * * * *

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “will,” “expect,” “believe,” “future” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Sevcon and BorgWarner. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the competitive ability and position of BorgWarner following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or at all, including that the required approval by the shareholders of Sevcon may not be obtained; (2) there may be a material adverse change of Sevcon or the business of Sevcon may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulation may occur; and (6) other risk factors as detailed from time to time in Sevcon’s reports filed with the Securities and Exchange Commission (the “SEC”), including Sevcon’s Annual Report on Form 10-K for the year ended September 30, 2016 and subsequent Quarterly Reports on Form 10-Q which are available on the SEC’s web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Sevcon nor BorgWarner undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The proposed merger transaction will be submitted to Sevcon’s stockholders for their consideration. For that purpose, Sevcon intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Sevcon will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the proxy statement, as well as other filings containing information about Sevcon, free of charge, from the SEC’s web site (www.sec.gov). Investors may also obtain Sevcon’s SEC filings in connection with the transaction, free of charge, from Sevcon’s web site (www.sevcon.com) under the link “Investors” and then under the tab “SEC Filings,” or by directing a request to Sevcon, Matt Boyle, President and CEO.

Participants in the Merger Solicitation

The directors, executive officers and employees of Sevcon and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Sevcon’s directors and executive officers is available in its definitive proxy statement for its 2017 annual meeting of stockholders filed with the SEC on January 11, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement when it becomes available.